Exhibit 10.3 Addendum to Offer Letter November 14, 2023 Mansi Khetani ADDENDUM TO LETTER OF OFFER for Mansi Khetani as Vice President of Financial Planning and Analysis in the Finance department. Mansi Khetani currently serves as Senior Vice President of Financial Planning and Analysis. This is an addendum to your offer letter dated November 2, 2018 and relates to your service as Interim Chief Financial Officer of the Company commencing November 16, 2023. While serving as Interim Chief Financial Officer, you will be eligible to earn an annualized salary of $425,000 per year, paid on a semi-monthly basis, less applicable withholdings and deductions, in accordance with the Company’s regular payroll processes and policies. In connection with your promotion to Interim Chief Financial Officer of the Company, you will be granted 135,000 restricted stock units (or RSUs), each representing the right to receive one share of common stock of ChargePoint Holdings, Inc (the “Parent”). The RSUs will vest quarterly over one-year from the grant date and will be subject to vesting restrictions and other terms and conditions set forth in the applicable Restricted Stock Unit Agreement to be entered into between you and Parent and Parent’s 2021 Equity Incentive Plan. While the RSUs will be subject to the Parent’s standard treatment upon a termination of employment, in addition, you shall vest in the RSUs in the event your employment is terminated by Parent without cause prior to the full vesting of the RSUs. For purposes of these RSUs, “Cause” means (i) your unauthorized use or disclosure of Parent’s or its affiliates’ confidential information or trade secrets, which use or disclosure causes material harm to Parent or the Company, (ii) your material breach of any agreement with Parent or the Company, (iii) your material failure to comply with Parent’s or the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) your gross negligence or willful misconduct in the performance of your duties for Parent or the Company, (vi) your continuing failure to perform assigned duties after receiving written notification of the failure from Parent’s Board of Directors or (vii) your failure to cooperate in good faith with a governmental or internal investigation of Parent or the Company or their directors, officers or employees, if Parent or the Company has requested such cooperation. In the case of clauses (ii), (iii) and (vii), Parent will not terminate your employment for Cause without first giving you written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by Parent). If you agree to the foregoing, please indicate your acceptance by electronically accepting this addendum to your offer letter. Signed:__/s/ Mansi Khetani_____________ By: Mansi Khetani Dated: __11/14/2023______________ Sincerely, /s/ Lisa Mulrooney Gross Lisa Mulrooney Gross